Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports First Quarter 2026 Results

•Revenue in the first quarter of $214.4 million, a 44% increase compared to the same period of 2025, ahead of consensus street expectations
•Net loss from continuing operations was $79.6 million in the first quarter, of which $81.8 million was due to non-cash warrant and stock appreciation rights increased valuations from improved common stock performance
•Adjusted Net Income from continuing operations, which excludes non-cash warrants and other stock costs, was $2.2 million in the first quarter
•Adjusted EBITDA in the first quarter of $16.1 million, a 296% increase compared to the same period of 2025, ahead of consensus street expectations
•Total global pipeline grew by 17% to more than $14.0 billion
•Bookings of $2.5 billion in the first quarter, a 1,971% increase compared to the same period of 2025
•Backlog of $2.7 billion in the first quarter, a 483% increase compared to the same period of 2025
•Significantly reduced secured debt and unsecured bonds by 87% to a net debt of $42.4 million at the end of the quarter

Q1 2026 Continuing Operations Highlights and Outlook

–Revenues of $214.4 million, compared to $148.6 million in the first quarter of 2025
–Operating loss of $1.7 million, compared to $1.8 million in the first quarter of 2025
–Net loss from continuing operations of $79.6 million, compared to a loss of $15.6 million in the first quarter of 2025 primarily due to increased non-cash warrant and other stock cost valuations
–Adjusted net income from continuing operations of $2.2 million, compared to an adjusted net loss of $15.6 million in the first quarter of 2025
–Adjusted EBITDA of $16.1 million, compared to $4.0 million in the first quarter of 2025
–Company reiterates full year 2026 Adjusted EBITDA target range of $80.0 million to $100.0 million from core business

(AKRON, Ohio – May 11, 2026) – Babcock & Wilcox Enterprises, Inc. ("B&W", "Babcock & Wilcox" or the "Company") (NYSE: BW) announced its financial results for the first quarter of 2026.

"We are pleased to report a strong financial and operational start to 2026 as first quarter revenue and Adjusted EBITDA exceeded Company and consensus street expectations. We are experiencing strong interest from new AI data center and hyperscaler customers, which plan to utilize our power generation solutions to support the increasing demand for energy,” commented Kenneth Young, B&W’s Chairman and Chief Executive Officer. "Global demand for our diverse technology portfolio supported by sustained momentum in our core business continues to grow while we reduce debt on our balance sheet. Innovative, strategic collaborations, such as our recent engagement with Base Electron, alongside the increasing power demands of AI data centers, has set the course for future growth at B&W while contributing to solid growth in our pipeline, bookings and backlog. Our continued focus on our strategic objectives is delivering results, positioning B&W to capitalize on strong global demand for baseload generation and behind-the-meter data center projects."

"During the first quarter of 2026, we delivered strong operating results across all aspects of our business, highlighted by Revenue and Adjusted EBITDA that exceeded consensus street expectations for the quarter," Young said. "Additionally, we saw meaningful growth in adjusted net income from continuing operations this quarter. Excluding the $81.8 million of non-cash warrants and other stock-related costs, the Company had adjusted net income from continuing operations of $2.2 million for the first quarter. These recent developments and strong financial results are underpinned by positive operating cash flow and a significant reduction of secured debt and unsecured bonds during the quarter resulting in current net debt of $42.4 million, bringing net debt to below 1.0 times our trailing-twelve-month adjusted EBITDA. Our core parts and services continued to excel, delivering the strongest first quarter revenues in recent history, as higher demand from consumers, industrials and AI data centers drives increased coal baseload generation. We continue to pay down December 2026 bonds on the open market and plan to pay off these bonds in a timely fashion."

"Additionally, our existing project with Base Electron continues to progress favorably as manufacturing of the boilers and steam turbines and other long-lead-time components continues as planned. The permitting process has begun as we work to provide our proven natural gas-fired boilers and related technologies, alongside Siemens Energy steam turbine systems, to deliver reliable, high-capacity energy generation on the fast-track timeline required by AI data center customers. Boiler manufacturing and other long-lead-time items have now been released and are currently moving forward, and we are preparing for onsite construction to progress as planned."

"This quarter represents another positive step forward for B&W, as we continue to convert our global pipeline of identified project opportunities. We believe our results reflect a strong global demand for B&W's technologies and combined with the increased demand for power generation gives us a solid foundation for continued growth this year, and for many years to follow. Our global pipeline increased by 17% and now exceeds $14.0 billion in project opportunities due to this surging demand. We are excited about the progress to date and remain optimistic that we will continue to execute on our existing pipeline while maintaining viability for future expansion as we move forward."

Q1 2026 Continuing Operations Financial Summary

Revenues in the first quarter of 2026 were $214.4 million, a 44% increase compared to $148.6 million in the first quarter of 2025, primarily driven by an increase in large project volume of over $60.0 million, including our ongoing project with Base Electron. Operating loss in the first quarter of 2026 was $1.7 million compared to an operating loss of $1.8 million in the first quarter of 2025. Net loss from continuing operations in the first quarter of 2026 was $79.6 million, compared to a net loss from continuing operations of $15.6 million in the first quarter of 2025. Net loss in the first quarter of 2026 was primarily driven by $81.8 million of non-cash warrant valuations and other stock-related costs due to the increased common stock performance. Adjusted net income from continuing operations was $2.2 million. Loss per share in the first quarter of 2026 was $0.62 compared to a loss per share of $0.19 in the first quarter of 2025. Adjusted EBITDA was $16.1 million, an increase of 296% compared to $4.0 million in the first quarter of 2025.

All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of the non-GAAP measures of Adjusted EBITDA, net debt and adjusted net income from continuing operations to the most directly comparable GAAP measures are provided in the exhibits to this release. See “Bookings and Backlog” below for important information regarding our calculation and presentation of those metrics.

Liquidity and Balance Sheet

At March 31, 2026, the Company had secured debt and bonds of $237.2 million, and a cash, cash equivalents and restricted cash balance of $194.8 million, which when deducted equals net debt of $42.4 million. During the quarter B&W paid off $15.0 million in outstanding bonds due in December 2026. The Company expects to fully pay off remaining outstanding December 2026 bonds in 2026.

Earnings Call Information

B&W plans to host a conference call and webcast on Monday, May 11, 2026 at 5 p.m. ET to discuss the Company’s first quarter 2026 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 461-5787; the dial-in number for participants in Canada is (365) 657-4084; the dial-in number for participants in all other locations is (585) 542-9983. The conference ID for all participants is 737825489. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally, also referred to in this release as “adjusted” financial measures, to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is a non-GAAP metric and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, stock-based compensation, restructuring activities, impairments, gains and losses on debt extinguishment, legal and settlement costs, and costs related to financial consulting. In addition, the Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before overhead and other expenses not attributable to the operating performance of the Company.

The Company added two additional non-GAAP financial measures in the first quarter of 2026: net debt and adjusted net income from continuing operations. The Company presents the non-GAAP financial measure of net debt, which excludes sale-leaseback related transactions, forgivable and other loans, unamortized financing fees and premium as management believes that this provides a better representation of debt that has an obligation of repayment, less cash on hand. The Company presents the non-GAAP financial measure of adjusted net income from continuing operations, which excludes $81.8 million of non-cash warrants and other stock-related costs, as management believes it is a useful measure for investors to accurately reflect the impact of recent stock price growth on costs related to customer warrants and stock-based compensation.

This release also presents certain targets for the Company's Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs.

Bookings and Backlog

Bookings and backlog are our measures of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new-build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods and that shorter-term changes in bookings may not necessarily indicate a material trend.

Pipeline

Pipeline represents our uncontracted, potential opportunities, which have been identified and are in active discussions, that could reach a decision to proceed over the next 36 months. Pipeline is an internal metric monitored by management to understand the anticipated growth of our Company and our estimated future revenue, which may increase or decrease from time to time.

We cannot guarantee that our pipeline will result in actual revenue in the originally anticipated period or at all. Pipeline may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our pipeline fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including the impacts from inflation, changing interest rates and foreign exchange rate volatility, current and potential tariff actions, geopolitical conflicts (including the ongoing conflicts in Ukraine and the Middle East) and global shipping and supply chain disruptions that continued to have an impact across 2026. In certain instances, these situations have resulted in cost increases and delays or disruptions that have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. We continue to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact on our operating results cannot be reasonably estimated.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. These forward-looking statements include, without limitation, statements regarding expected demand, our pipeline, technology, and opportunities. You should not place undue reliance on these statements. Forward-looking statements may include words such as "expect," "intend," "plan," "likely," "seek," "believe," "project," "forecast," "target," "goal," "potential," "estimate," "may," "might," "will," "would," "should," "could," "can," "have," "due," "anticipate," "assume," "contemplate," "continue" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. These forward-looking statements are based on management's current expectations and involve a number of risks and uncertainties, including, but not limited to: the potential for future conditions that could raise substantial doubt as to our ability to continue as a going concern, which has occurred in the past; our obligation to refinance or repay our 6.50% Senior Notes due 2026 prior to their maturity; risks associated with contractual pricing in our industry; disputes with customers with long-term contracts; the performance of third parties' and subcontractors' on whom we rely; disruptions at our or third-party manufacturing facilities; our ability to execute our growth strategy; our evaluation of strategic alternatives; our ability to deliver our backlog on time or at all; professional liability, product liability, warranty or other claims; inadequate insurance coverage; our ability to compete successfully against current and future competitors; our development of new products; cyclical and economic impacts on demand for our products; compliance with government regulations; legislative and regulatory developments impacting our business; supply chain issues; the financial and other covenants in our debt agreements; our ability to maintain adequate bonding and letter of credit capacity; impairment to our goodwill or other indefinite-lived intangible assets; our exposure to credit risk; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; failure to comply with data and privacy laws, regulations and standards, or if we fail to properly maintain the integrity of our data, protect our proprietary rights to our systems or defend against cybersecurity attacks, we may be subject to government or private actions due to breaches; failure to protect our intellectual property rights, or inability to obtain or renew licenses to use intellectual property of third parties; uncertainty over tariffs and their impacts; sanctions and export controls; international political, economic and other uncertainties; fluctuations in the value of foreign currencies could harm our profitability; volatility of the market price and trading volume of our common stock; dilution of our common shareholders' ownership or voting power; the significant influence of B. Riley over us; anti-takeover provisions in our corporate documents; changes in tax rates or tax law; our ability to use NOL and certain tax credits; failure to maintain effective internal control over financial reporting; new accounting pronouncements or changes in existing accounting standards and practices; our ability to attract and maintain key personnel; our relationship with labor unions; pension and medical expenses associated with our retirement benefit; natural disasters or other events beyond our control; and the risks and uncertainties described under the heading "Risk Factors" in Part I, Item 1A of our Annual Report and Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management's current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Cameron Frymyer, Chief Financial Officer	Ryan Cornell, Public Relations Lead
Babcock & Wilcox Enterprises, Inc.	Babcock & Wilcox Enterprises, Inc.
330.860.6176 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations (1)
(Unaudited)

(In millions, except per share amounts)	Three Months Ended March 31,
	2026	2025
Revenues	$214.4	$148.6
Costs and expenses:
Cost of operations	171.0	120.8
Selling, general and administrative expenses	44.4	28.3
Research and development costs	0.8	0.3
Impairment of long-lived assets	—	1.0
(Gain) loss on asset disposals, net	(0.1)	—
Total costs and expenses	216.1	150.4
Operating loss	(1.7)	(1.8)
Other (expense) income:
Interest expense	(4.4)	(11.0)
Interest income	0.6	0.2
Benefit plans, net	0.4	(0.8)
Foreign exchange	(0.1)	(0.4)
Change in fair value of customer warrants	(70.2)	—
Other (expense) income - net	(0.1)	0.1
Total other expense	(73.8)	(11.9)
Loss from continuing operations before income tax expense	(75.5)	(13.7)
Income tax expense	4.2	1.9
Loss from continuing operations	(79.6)	(15.6)
Income (loss) from discontinued operations, net of tax	2.7	(6.4)
Net loss attributable to stockholders	(76.9)	(22.0)
Less: Dividend on Series A Preferred Stock	3.7	3.7
Net loss attributable to stockholders of common stock	$(80.7)	$(25.7)

Basic and diluted loss per share
Continuing operations	$(0.62)	$(0.19)
Discontinued operations	0.02	(0.07)
Basic and diluted loss per share	$(0.60)	$(0.26)

Shares used in the computation of loss per share:
Basic and diluted	133.8	97.9
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets (1)
(Unaudited)

(In millions)	March 31, 2026	December 31, 2025
Cash and cash equivalents	$106.5	$89.5
Current restricted cash	54.2	85.0
Accounts receivable – trade, net	126.4	118.4
Contracts in progress	90.9	72.8
Inventories, net	60.7	60.9
Current customer contract asset	10.5	8.3
Other current assets	42.0	35.9
Total current assets	491.3	470.7
Net property, plant and equipment and finance leases	70.8	65.5
Goodwill	52.7	53.1
Intangible assets, net	14.3	15.3
Right-of-use assets	16.6	17.7
Long-term restricted cash	34.1	26.9
Deferred tax assets	0.9	0.9
Customer contract asset noncurrent	60.9	—
Other assets	16.2	12.9
Total assets	$757.8	$662.9

Accounts payable	$108.8	$69.2
Accrued employee benefits	10.6	4.6
Advance billings on contracts	106.5	112.0
Accrued warranty expense	3.5	3.6
Financing lease liabilities	2.0	1.9
Operating lease liabilities	3.6	3.8
Customer warrants	142.8	8.3
Other accrued liabilities	47.0	32.1
Current senior notes	69.1	83.9
Current borrowings	0.7	67.4
Total current liabilities	494.5	386.7
Borrowings, net of current portion	56.8	18.9
Senior Notes due 2030	149.3	151.0
Pension and other postretirement benefit liabilities	168.9	176.2
Finance lease liabilities, net of current portion	26.3	26.7
Operating lease liabilities, net of current portion	14.2	15.1
Deferred tax liability	10.6	10.7
Other noncurrent liabilities	9.4	9.2
Total liabilities	929.9	794.5
Stockholders' deficit:
Preferred Stock	0.1	0.1
Common stock	5.7	5.6
Capital in excess of par value	1,738.5	1,691.4
Treasury stock at cost	(122.1)	(115.9)
Accumulated deficit	(1,777.4)	(1,696.7)
Accumulated other comprehensive loss	(16.9)	(16.0)
Total stockholders' deficit	(172.1)	(131.5)
Total liabilities and stockholders' deficit	$757.8	$662.9

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (1)
(Unaudited)

(In millions)	Three Months Ended March 31,
	2026	2025
Operating Activities:
Net loss from continuing operations	$(79.6)	$(15.6)
Net income (loss) from discontinued operations	2.7	(6.4)
Net loss	(76.9)	(22.0)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of long-lived assets	2.5	2.5
Impairment of long-lived assets	—	8.8
Amortization of deferred financing costs and debt premium	(1.2)	1.5
Amortization of customer warrants	1.1	—
Change in fair value of customer warrants	70.2	—
Non-cash operating lease expense	0.9	1.7
Gain on sale of business	(2.7)	—
(Gain) loss on asset disposals	(0.1)	—
Benefit from deferred income taxes, including valuation allowances	(0.1)	(0.5)
Prior service cost amortization for pension and postretirement plans	(0.4)	0.1
Stock-based compensation	13.2	0.8
Foreign exchange	0.1	(1.8)
Unrealized loss (gain) on securities	—	(0.5)
Bad debt expense	—	0.6
Changes in operating assets and liabilities:
Accounts receivable - trade, net	(8.0)	(14.3)
Contracts in progress	(18.0)	11.0
Other current and noncurrent assets	(4.3)	(5.7)
Advance billings on contracts	(5.5)	(7.5)
Inventories, net	0.1	(3.0)
Income taxes	2.8	0.3
Accounts payable	39.6	19.6
Accrued and other current liabilities	5.6	8.9
Accrued contract loss	(0.1)	(3.5)
Pension liabilities, accrued postretirement benefits and employee benefits	(0.5)	(3.6)
Other, net	(0.5)	(1.8)
Net cash provided by (used in) operating activities	17.8	(8.5)

Investing Activities:
Purchase of property, plant and equipment	(7.1)	(4.3)
Proceeds from sale of business and assets	3.6	—
Purchases of securities	(0.6)	(4.0)
Sales and maturities of securities	0.6	4.4
Net cash used in investing activities	(3.5)	(3.9)

Financing Activities:
Borrowings on loan payable	0.4	19.0
Repayments on loan payable	(29.1)	(20.4)
Buyback of Senior Notes due 2026	(15.0)	—
Finance lease payments	(0.5)	(0.4)
Payment of Preferred Stock dividends	(3.7)	(3.7)
Employee tax withholding on stock-based compensation	(6.2)	—
Issuance of common stock, net	34.1	5.2
Debt issuance costs	(0.3)	—
Payment of non-controlling interest dividends	—	(0.1)
Net cash used in financing activities	(20.3)	(0.4)
Effects of exchange rate changes on cash	(0.5)	0.4
Net decrease in cash, cash equivalents and restricted cash	(6.5)	(12.4)
Cash, cash equivalents and restricted cash at beginning of period	201.4	131.1
Cash, cash equivalents and restricted cash at end of period	$194.8	$118.6
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA (1)
(In millions)

	Three Months Ended March 31,
	2026	2025
Loss from continuing operations	$(79.6)	$(15.6)
Interest expense, net	3.8	10.8
Income tax expense	4.2	1.9
Depreciation & amortization	2.5	2.3
EBITDA	(69.2)	(0.6)

Impairment of long-lived assets	—	1.0
Benefit plans, net	(0.4)	0.8
(Gain) loss on asset disposals, net	(0.1)	—
Stock-based compensation	13.2	0.8
Restructuring activities	0.5	0.1
Settlements and related legal costs	—	0.1
Foreign exchange	0.1	0.4
Financial advisory services	0.5	1.8
Customer warrants	1.1	—
Change in fair value of customer warrants	70.2	—
Other-net	0.1	(0.3)
Adjusted EBITDA	$16.1	$4.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Total Debt (1)
(In millions)

		March 31, 2026
Total Debt (2)		$237.2
Senior Notes	199.3
Letter of Credit Collateral (3)	37.9

Cash, cash equivalents and restricted cash		194.8

Net Debt		$42.4

(1) Figures may not be clerically accurate due to rounding.
(2) Excludes sale-leaseback related transactions, forgivable and other loans of $19.6 million. Also excludes unamortized deferred financing fees and premium of $19.1 million. Without these adjustments current and non-current debt would total $275.9 million as reported in the 10-Q.
(3) Letter of Credit Collateral under the Axos Credit Facility is on B&W's Balance Sheet in Restricted & Long-Term Restricted Cash offset by debt.

		March 31, 2025
Total Debt (4)		$467.9
Senior Notes	344.5
Revolving Credit Line	45.0
Letter of Credit Collateral (5)	78.4

Cash, cash equivalents and restricted cash		118.6

Net Debt		$349.3

(4) Excludes sale-leaseback related transactions, forgivable and other loans of $9.3 million. Also excludes unamortized deferred financing fees and premium of $(3.6 million). Without these adjustments current and non-current debt would total $473.6 million as previously reported on Form 10-Q for the quarter ended March 31, 2025.
(5) Letter of Credit Collateral under the Axos Credit Facility is on B&W's Balance Sheet in Restricted & Long-Term Restricted Cash offset by debt.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Net Loss (1)
(In millions)

	Three Months Ended March 31,
	2026	2025
Net loss from continuing operations	$(79.6)	$(15.6)
Stock appreciation rights (2)	6.0	—
Customer warrants (3)	75.8	—
Adjusted net income from continuing operations	$2.2	$(15.6)

(1) Figures may not be clerically accurate due to rounding.
(2) Stock appreciation rights issued in 2018 for target stock price of $22.50 and $25.00 to certain employees and former employees whose value was significantly increased by the Company’s increased share value, resulting in an additional expense of $6.4 million in the quarter, reduced by the tax effect of $0.4 million.
(3) These customer warrants were issued to Base Electron and Applied Digital in November 2025 and February 2026. The amount includes the variance in warrant value at quarter-end compared to the original valuation at grant of the awards which is reported separately as expense in the calculation of income (loss) from continuing operations. This also includes amortization of the cost of the warrants reported as a reduction in revenue for the period. The tax effect of these adjustments is an increase of $4.5 million.